Exhibit 10.4

                                                         COMMERCIAL CREDIT AND
                                                           SECURITY AGREEMENT


     THIS COMMERCIAL CREDIT AND SECURITY AGREEMENT (the "Agreement"), dated as of the date written below, is entered between the undersigned borrower(s)

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(individually and collectively "Borrower") and FIRST SECURITY BANK, N.A.
("First Security").

     Borrower has requested First Security to extend credit to Borrower for certain purposes, and First Security is willing to make such a loan (hereinafter the "Loan") on the terms and conditions of this Agreement. Therefore, the parties agree as follows:

SECTION 1.  AMOUNT OF TERMS OF THE LOAN.

     1.1  The maximum principal amount of the Loan shall be $322,716.15.

     1.2  The Loan shall be (check one or more, as applicable):

     / / A revolving loan (with the right of Borrower to repay principal and to reborrow up to the maximum principal amount of the Loan so long as no default exists under this Agreement)

     / /  A term loan (with no right to reborrow repaid principal)

     / / A nonrevolving loan with funds to be advanced over a period of time (with no right to reborrow repaid principal)

If none of the boxes is checked, the Loan shall be deemed to be a term loan.

     1.3 The Loan shall be evidenced by a promissory note or notes or other Instrument restating the obligation of Borrower to repay the Loan (collectively the Note). The Loan shall be repaid to First Security and shall accrue interest as set forth in the Note. All payments shall be made to First Security at the address specified in this Agreement in lawful money of the United States of America. All payment received by First Security shall be applied as follows: first, toward the satisfaction of commitment fees, origination fees, attorneys' fees and costs incidental thereto and to advances made and costs and expenses incurred by First Security or its agent to enforce Borrower's Obligations hereunder and under the Loan Documentation or to preserve the Collateral securing the Obligations; second, toward the reduction of any and all accrued and unpaid interest, including uncollected late charges; third, toward the reduction of unpaid principal; and fourth, to prepayment of Obligations which may arise from any outstanding letters of credit.

     1.4 First Security shall provide periodic accountings to Borrower of all payments, collections, applications and borrowings. Borrower shall promptly examine such accountings and shall, after learning of any discrepancy, immediately notify First Security of any discrepancies. Fifteen days after the rendering of such accountings, in the absence of patent demonstrable error identified by Borrower in writing within said fifteen day period, the accounting shall be deemed to be conclusive as between First Security and Borrower.

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     1.5  The Borrower shall pay the following fee:  $1,210.00 upon execution of this Agreement.

     1.6 In addition to this Agreement, the Note and any applicable commitment letter, reference to "Loan Documentation" shall include all instruments, letter of credit agreements, trust deeds, mortgages, other assignments, other security agreements, other pledge agreements, lien instruments, guaranties, subordinations, financing statements, notices, lien waivers, certificates, certificates of title, applications for certificates of title, environmental indemnities, and all documents set forth in or contemplated by any applicable commitment letter or as otherwise required by First Security as a condition to or in connection with the Loan, whether now or hereafter executed.

Guarantors of all indebtedness of Borrower to First Security, including without limitation the Loan, shall include the following: N/A

     1.7 any one of the following persons is authorized to make a written or oral request to First Security to advance funds under this Agreement: Russ Gentner or David L. Harmon. First Security is under no obligation to verify the identity of an individual representing to be one of the foregoing persons. Any advance made pursuant to said written or oral request is irrebuttably presumed to be made for Borrower's benefit. First Security shall make disbursements on the Loan to Borrower or for the account of Borrower unless Borrower directs otherwise in writing.

     1.8 The obligations, indebtedness, covenants and liabilities of Borrower set forth or contemplated in the Loan Documentations shall be referred to as the "Obligations," including without limitations any indebtedness resulting from any overdraft on any account with First Security (provided that nothing herein shall be a commitment by First Security to honor overdrafts).

     1.9 Any and all fees, costs and expenses, of whatever kind or nature, including but not limited to attorneys' fees, filing fees, title insurance premiums, surveys, environmental audits and appraisal fees, incurred by First Security in connection with this Agreement (whether or not the Loan is advanced) shall be borne and paid by Borrower on demand by First Security and until so paid constitute part of the Obligations of Borrower secured by the Loan Documentation and the Collateral and shall accrue interest at the Note rate, or, if applicable, at the default rate. Borrower hereby authorizes First Security to make advances on the Loan, if available, to pay such costs and expenses if First Security, in its sole discretion, chooses to do so.

     1.10 The real and.or personal property in which First Security is granted a lien or security interest pursuant to this Agreement and the other Loan Documentation shall be referred to as the "Collateral."

SECTION 2.  SECURITY


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     2.1  To secure repayment and performance of the Obligations, Borrower hereby grants, assigns and conveys to First Security a security interest in all of Borrower's right, title and interest, whether now owned or hereafter acquired, in and to those properties, interests and rights that are identified as part of the Collateral in those Schedules that are incorporated herein by
Section 7.10. In addition, Borrower shall grant to First Security liens on any real property interests described in those Schedules.

     2.2 As a precondition to the Loan and as security for the payment and performance by Borrower of all the Obligations, Borrower shall executed and delivered all Loan Documentation and shall take all actions that First Security may at any time deem appropriate to secure, perfect, protect and enforce the liens, security interests and rights of First Security granted under this Agreement and the other Loan Documentation.

SECTION 3.  CONDITIONS

     3.1 First Security shall not be required to advance funds under this Agreement unless First Security shall have received from Borrower the following:

     (a) Current financial statements in such form as First Security may require;

     (b)  The fully executed Loan Documentation;

     (c) Acceptable lien searches and title insurance commitments evidencing and insuring that the Loan Documentation creates first priority, perfected encumbrances against the Collateral, subject only to the permitted encumbrances listed on the Permitted Encumbrances Schedule attached hereto and incorporated herein by Section 7.10 (if the Permitted Encumbrances Schedule is not attached or no encumbrances are listed thereon, there shall be no permitted encumbrances);

     (d) Evidence satisfactory to First Security that any real property constituting part of the Collateral (or surrounding real property) does not contain hazardous substances, hazardous waste, toxic substances, or other similar materials or substances;

     (e) Corporate, partnership, limited liability company, or trust resolutions and documents, as applicable evidencing the valid existence and good standing of Borrower and the due and proper execution of the Loan Documentation by authorized representatives;

     (f) Assurances, satisfactory to First Security, that all other conditions and requirements of any applicable commitment letter have been satisfied; and



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     (g)  Such other documentation and information that First Security or its counsel may request given the circumstances and terms of the Loan.

     3.2 First Security shall not be required to make any advance under the Loan if a default or an event of default under the Loan Documentation exists or if an event has occurred that with the passage of time would constitute such a default or event of default.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BORROWER

     To induce First Security to make the Loan, Borrower warrants and represents as follows:

     (1) Borrower is in good standing under, and in full compliance with, all applicable laws, codes, rules and regulations under federal, state and municipal authority, including without l,imitation the proper use, storage, registration and disposal of any hazardous materials and any applicable provisions of "ERISA."

     (2) Borrower has full power, authority and capacity to incur the indebtedness described herein and to execute the Loan Documentation. The person or persons executing this Agreement and the other Loan Documentation on behalf of Borrower are duly authorized to do so.

     (3) The Loan Documentation is in all respects legal, valid, and binding according to its terms. The execution and performance of the Loan Documentation will not violate any applicable law, regulation, order, judgment or decree, partnership agreement, articles of incorporation, bylaw, articles of organization, operating agreement, indenture, contract or agreement that purports to be binding on the Borrower or its assets, and will not result in the creation of any encumbrance on the assets of Borrower except as contemplated by the Loan Documentation.

     (4) Any financial statements of Borrower heretofore delivered to First Security are true and correct in all respects. The most recent statements given to First Security accurately represent the current financial condition of Borrower, and, since the date of such statements, the business, properties, assets, and liabilities of Borrower have not been adversely affected or changed in any material way.

     (5) All written representations previously made and information previously given by Borrower or Borrower's agents to First Security or its agents remain true and correct.

     (6) Borrower is not in default under any indebtedness, lease, contract, license, undertaking, or other agreement which will affect the ability of Borrower to perform under any of the Loan Documentation.

     (7)  There are not existing actions, suits, or proceedings pending or

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threatened against Borrower or relating to the business, properties, and assets of Borrower that may have an adverse effect upon the financial condition, the business, or the assets of Borrower or the Collateral, and no judgment, order, or decree has been rendered which has not been discharged, satisfied, or compiled with other than those disclosed to Bank in writing.

     (8) Borrower has filed all federal and state income tax returns which are required to be filed (except returns for which extensions have been properly filed) and has paid all taxes, assessments and governmental charges or levels imposed upon Borrower or upon Borrower's income or profits, or upon any property belonging to Borrower, to the extent that such taxes and assessments have become due (except such taxes and assessments that are being contested in good faith by appropriate proceedings diligently prosecuted and that have been disclosed to First Security in writing).

     (9) Borrower has good title to its assets, including the Collateral and including the properties and assets reflected in the most recent statements given to First Security and the title to the Collateral is free and clear of all liens and encumbrances except those in favor of First Security and those that may be identified as permitted encumbrances on the Permitted Encumbrances Schedule attached hereto. Borrower at its own expense shall defend First Security's interest in the Collateral.

SECTION 5.  COVENANTS OF BORROWER.

     5.1 Borrower shall promptly furnish First Security, during the term of the Loan, copies of such tax returns and financial reports and statements as requested by First Security, all prepared in a manner and form and at such times as are acceptable to First Security. Such statements shall be provided annually within 90 days after the end of each fiscal year. Interim statements shall be provided (check the applicable period):

      monthly,        X   quarterly,            semi-annually within 30 days
-----               -----                 -----
after the end of each such interim period. Borrower shall also furnish such information regarding the Borrower and the Collateral as may be requested by First Security. Upon request, Borrower shall provide to First Security a quarterly certification that Borrower is in compliance with this Agreement.

     5.2 Borrower shall promptly give notice to First Security of (a) the occurrence of any default or event of default under any of the Loan Documentation; (b) any litigation, proceedings or event that may have an adverse effect upon the financial condition, the business or the assets of Borrower or the Collateral; (c) any dispute between Borrower and any governmental regulatory body or other party that may interfere with the normal business operation of Borrower or adversely affect the assets of Borrower; (d) any event that might adversely affect the Collateral; and (e) any adverse change in the financial condition of Borrower.


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     5.3  Borrower will:

     (a) duly observe and conform to all requirements of any governmental authorities relative to the conduct of Borrower's business or to Borrower's properties or assets, including without limitation the proper use, storage, registration and disposal of any hazardous materials and any applicable provisions of "ERISA";

     (b) maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of Borrower's business, including the continuance of Borrower's good standing; and

     (c) pay all obligations and liabilities when due, including without limitation all taxes, assessments and governmental charges or levies imposed upon Borrower or upon Borrower's income or profits, or upon any property belonging to Borrower, and maintain appropriate reserves for the accrual of the same in accordance with generally accepted accounting principles.

     5.4 Borrower will keep proper books and records in which full, true and correct entries (and in a manner acceptable to First security) will be made of all dealings or transactions relating to its business and activities.

     5.5 Borrower will maintain with financially sound and responsible companies, hazard and liability insurance in such form and in such amounts and against such risks as is customarily carried by companies engaged in the same or a similar business and operating like properties or as requested by First Security and shall provide First Security evidence of such coverage. With respect to the Collateral, such policies shall cover at least the full insurable value of the Collateral, and such policies shall identify First Security as an additional insured and shall include a standard mortgage clause and.or a lender's loss payable clause, as applicable, in favor of First Security. If Borrower fails to obtain such insurance coverage, First Security may obtain such insurance coverage, and any premiums for such insurance shall become part of the Obligations, shall be repaid to First Security on demand, and shall accrue interest at the Note rate or, if applicable, at the default rate.

     5.6 Borrower will permit First Security or its agents to inspect the Collateral, corporate books and financial records of Borrower and to discuss the affairs, finances and assets of Borrower with Borrower, all at such reasonable times and as often as First Security may reasonably request.

     5.7 Borrower will not create or suffer to exist any lien or encumbrance on any of the Collateral except (1) liens in favor of First Security; (2) liens for taxes or assessments not yet payable; (3) mechanic's or materialman's liens arising in the ordinary course of business that are not overdue; (4) deposits or pledges to secure the payment of worker's compensation, unemployment or other social security benefits, or to secure the performance of bids, tenders, contracts (other than for borrowed money),

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leases, public or statutory obligations, security or appeal bonds or other obligations of a similar nature incurred in the ordinary course of business;
(5) liens that may be identified as permitted encumbrances on the Permitted Encumbrances Schedule attached hereto; or (6) liens to which First Security has previously consents in writing. Borrower shall notify First Security in writing immediately upon receipt of notice of the imposition of any lien, levy, attachment or execution on the business or assets of Borrower. Borrower shall cause such liens or other process not permitted by this Section to be satisfied immediately. First Security may discharge such unpermitted liens and encumbrances, and any such amounts shall become part of the Obligations, shall be repaid to First Security on demand, and shall accrue interest as set forth in the Note.

     5.8 Borrower will not guarantee, endorse or otherwise become surety for the obligations of any other person or entity without the prior written consent of First Security, except with respect to consumer-related obligations and with respect to checks, drafts and similar instruments for deposit or collection in the ordinary course of Borrower's business. Without prior written consent of First Security, Borrower agrees that it will not loan to or provide credit accommodations to third parties, except as associated with transactions in the ordinary course of business.

     5.9 Except for sales in the ordinary course of its business. Borrower will not transfer, sell, convey, grant or otherwise convey any right, title or interest in and to any of the Collateral, without the prior written consent of First Security.

     5.10 Borrower shall immediately notify First Security in writing of any change in the location of Borrower's business or any change in Borrower's name, any change in the key management or ownership of Borrower or any change in the agreements affecting the structure of Borrower or the operation of its business. Without the prior written consent of First Security, Borrower will not become party to or involved in any merger, consolidation or change of form or structure or other like change or acquisition. Borrower shall not redeem or purchase its own stock. Furthermore, Borrower shall not commingle its funds with any other entity.


SECTION 6.  DEFAULT AND REMEDIES

     6.1 The occurrence of any of the following shall constitute an event of default under this Agreement (references to "Borrower" in this Section 6.1 shall include each obligor under any guaranty executed in connection with this Agreement and each other party to the Loan Documentation):

     (a) Failure to pay when due any principal or interest or other monetary indebtedness under the Obligations;



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     (b)  Any representation or warranty made by Borrower in the Loan
Documentation or in connection with any borrowing hereunder, or in any certificate, financial statement or other statement furnished by Borrower pursuant hereto is untrue in any respect at the time when made;

     (c) Failure of Borrower to observe or perform any of the covenants or agreements contained in the Loan Documentation;

     (d) Any material provisions of the Loan Documentation shall for any reason cease to be in full force and effect;

     (e) Filing by or against Borrower or a petition in bankruptcy or for any other relief under the Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, or any action by Borrower indicating Borrower's consent to, approval or acquiescence in, any such petition or proceeding; the application by Borrower, or the consent or acquiescence of Borrower to the appointment of receiver or trustee for Borrower or for all or a substantial part of Borrower's property; the making by Borrower of an assignment for the benefit of creditors under state law; or the admission of Borrower in writing of Borrower's inability to pay Borrower's debts as they mature;

     (f) The involuntary appointment of a receiver or trustee for Borrower or for all or a substantial part of Borrower's property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Borrower;

     (g) All or any substantial part of the property of Borrower shall be sold, assigned, transferred, or shall be condemned, seized or otherwise appropriated, or custody or control of such property shall be assumed by any governmental agency or any court of competent jurisdiction at the instance of any governmental agency;

     (h) The occurrence of any adverse change in the financial condition of Borrower or the status of Collateral deemed material by First Security;

     (i) First Security shall for whatever reason cease to have the priority of liens and security interests in any item of collateral or any other lienholder commences to foreclose or take any other action against any item of Collateral.

     6.2  If any event set forth in Section 6.1 occurs:

     (a) First Security may (i) terminate any obligation to make further advances under the Loan; (ii) declare the entire Obligations outstanding hereunder to be immediately due and payable, whereupon the principal amount of the outstanding Loan, together with accrued interest thereon, shall become immediately due and payable without presentment, demand, protest or other


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notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; and.or (iii) proceed to enforce any of its remedies under the Loan Documentation, including this Agreement.

     (b) First Security may, in its sole discretion and for its sole account, advance such sums and costs and take such other steps as it may deem necessary or advisable to protect the Collateral. All sums advanced or paid by First Security for such purposes shall accrue interest at the Note rate or, if applicable, at the default rate and shall be payable by the Borrower to First Security on demand, as loans from First Security to the Borrower under this Agreement, and shall be part of the Obligations.

     (c) First Security may, at its sole option, without demand and upon such notice as may be required by law, and irrespective of negative consequences to Borrower or any other party to the Loan Documentation, do any one or more of the following: (ii) immediately take possession of the Collateral wherever it may be found using all necessary and lawful actions to do so, and Borrower waives all claims to damages due to or arising from or connected with any such taking; (iii) proceed in the foreclosure of this Agreement and sell all the Collateral in any manner permitted by law or provided for herein; (iv) sell the Collateral at public or private sale with or without having said Collateral at the place of sale and upon terms and in such manner as First Security may determine, Borrower agreeing that if notice of such a sale is required by law, a ten day notice period shall be commercially reasonable unless a shorter time period is permitted by law or the Loan Documentation;
(v) complete the processing of any of the Collateral or repair or recondition any of the Collateral to such extent as First Security may deem advisable, and any sums expended therefore by First Security shall be repaid by Borrower and be part of the Obligations; (vi) take possession of Borrower's premises to complete such processing, repairing and reconditioning, using the facilities and other property of Borrower to do so, to store any of the Collateral subject to First Security's security interest and to conduct any sale as provided for herein, all without compensation to Borrower; (vii) sell, in one or more sales, at public or private sale, for such price as it may deem fair, any or all of the Collateral; and (viii) be the purchaser of any of the Collateral so sold and hold the same thereafter in its own right, absolutely free from any claims or rights of Borrower.

The net proceeds of any sale as hereinbefore described shall be applied against the amount owed on the Obligations in such order as First Security may elect. Borrower shall forthwith pay to First Security any deficiency upon demand. Demand of performance, advertisement and presence of property at sale are hereby waived, and First Security is hereby authorized to sell hereunder any evidence of debt it may hold as security for the Obligations. All demands and presentments of any kind or nature are expressly waived by Borrower. Borrower hereby waives any right to require First Security to proceed against any Collateral. Borrower waives the right to require First Security to pursue any other remedy for the benefit of Borrower and agrees that First Security

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may proceed against Borrower for the amount of the obligations owed by
Borrower to First Security without taking any action against any other party and without selling or otherwise proceeding against or applying any Collateral. Borrower authorizes First Security, at its option, to apply toward the payment of the Obligations all balances of any deposit account in the name of Borrower held by First Security.

     (d) First Security may exercise and enforce with respect to the Collateral any and all other rights and remedies available on default to a secured party under the Loan Documentation, the Uniform Commercial Code or other applicable law.

No remedy given to First Security in the Loan Documentation is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to any other remedy given under the Loan Documentation or now or hereafter existing at law or in equity or by statute.

     6.3 The Borrower agrees to cooperate with First Security in effectuating First Security's rights notwithstanding any subsequent inability of Borrower to pay the Loan or otherwise perform the Obligations.

SECTION 7.   MISCELLANEOUS

     7.1 Time is of the essence of this Agreement. No advance under the Loan shall constitute a waiver of any of the conditions to First Security's obligation to make further advances, nor, in the event Borrower is unable to satisfy any such condition, shall any waiver have the effect of precluding First Security from thereafter declaring such inability to be an event of default under this Agreement. No failure or delay on the part of First Security in exercising any right, power or privilege hereunder or under the Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The consent or approval by First Security to or of any act by Borrower requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent act. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     7.2 Borrower shall pay all attorneys' fees, paralegal fees, costs, including without limitations costs of appraisals, environmental audits and evidences of title, and other expenses incurred before legal action, during the pendency of any such legal action, during the enforcement of First Security's rights in any bankruptcy or insolvency proceedings, and continuing to all such expenses in connection with any appeal to higher courts arising out of matters associated herewith. Until so paid, all such fees, costs, and expenses shall constitute part of the Obligations of Borrower secured by the Loan Documentation and the Collateral and shall accrue interest at the Note

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rate or, if applicable, at the default rate.

     7.3 Borrower hereby agrees to indemnify and hold harmless First Security, its directors, officers and employees from any and all liability, expense, costs, charges or assessments, including attorneys' fees and expenses, with respect to hazardous or toxic substances or waste handling, disposal, First Security, its directors, officers and employees from and against any and all liability, expense, damage, demands, claims and lawsuits, including attorneys' fees and expenses, arising out of this Agreement or the other Loan documentations or in connection therewith, unless arising from First Security's willful misconduct.

     7.4 In addition to this Agreement and the other Loan Documentation, this finance transaction may include closing documentation such as resolutions, waivers, notices, acknowledgements, statements, closing or escrow instructions, loan purpose statements, and other documents that First Security may customarily use in closing such transactions. Such additional documents are incorporated herein by this reference. The Loan Documentation and closing documents to which this Section refers, as applicable, express, embody and supersede any previous understandings, agreements or promises (whether oral or written) with respect to this finance transaction, and said documents represent the final expression of the agreement between First Security and Borrower, the terms and conditions of which cannot hereafter be contradicted by any oral understanding not reduced to writing and identified above. This Section shall govern in the event it is inconsistent with any similar provision in any other Loan Documentation.

     7.5 Any notice required by any Loan Documentation will be deemed effective if personally delivered to the party to which notice is being given, or, in the alternative, on the date such notice is placed, first-class mail, in the U.S. Mail addressed to the party to which notice is being given, at such address as is set forth below. In the event another agreement constituting part of the Loan Documentation sets forth a notice procedure, such procedure shall govern for purposes of that document and thus supersede the terms of this Section if inconsistent.

          First Security                    Borrower
          15 East 100 South, 2nd Floor      1825 Research Way
          Salt Lake City, UT  84111         Salt Lake City, UT  84119

     7.6 All representations and warranties made in this Agreement and note and in any certificates delivered pursuant hereto and thereto shall survive the execution and delivery of this Agreement and the making of the Loan hereunder and shall survive payment of the Loan. This Agreement shall be binding upon and inure to the benefit of Borrower and First Security and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the written consent of First Security. It is understood that First Security may sell the Loan and its interests under the Loan Documentation without the need for Borrower's consent and may procure

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other lenders to participate in the Loan, and First Security may issue participation certificates to such other lenders.

     7.7 Borrower agrees to execute any other documentation and provide such other information and documentation as First Security may reasonably require. Any provision of this Agreement or any other constituents of the Loan Documentation, which may be found to be invalid, shall be deemed separable and shall not invalidate the remainder of the provisions. No third party shall, under any circumstances, be deemed to be a beneficiary under the Loan Documentation or any condition set forth therein. Nothing in the Loan Documentation shall create a partnership or joint venture between First Security and Borrower.

     7.8 This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and such counterparts together shall constitute one and the same instrument. This Agreement and the other Loan Documentation shall be governed by, and construed and interpreted in accordance with, the laws of the State of Utah. If Borrower is not resident of the State of Utah, Borrower hereby consents to the jurisdiction of the courts of the State of Utah to enforce this Agreement nd the other Loan Documentation.

     7.9 The obligations of Borrower (if there is more than one Borrower) under the Loan Documentation, including warranties and representation, shall be joint and several.

     7.10 This Agreement incorporates by reference all additional terms set forth in the following Schedule(s) attached hereto (check the applicable boxes):

/ /  Additional Terms Schedule            / /  Real Property Schedule
/ /  Pledged Assets Schedule              /X/  Permitted Encumbrances Schedule
/ /  Inventory and Receivables Schedule   / /  Schedule of Collateral Granted
                                               by Other Parties, together with
                                               references to related Schedules
/ /  Borrowing Base Schedule              / /
                                               -------------------------------
/X/  Equipment Schedule                   / /
                                               -------------------------------

Unless the context otherwise requires, the terms in the Schedules shall have the meanings set forth in this Agreement and other terms which are defined in








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the Uniform Commercial Code shall have the meanings set forth therein.

DATED  January 23, 1997

FIRST SECURITY:

First Security Bank, N.A.


---------------------------------
D. Kevin Imlay, Vice President

BORROWER:

GENTNER COMMUNICATIONS CORPORATION


----------------------------------
David L. Harmon, Vice President

        EQUIPMENT SCHEDULE TO COMMERCIAL CREDIT AND SECURITY AGREEMENT

     (a) The term "Collateral" shall include without limitation all Equipment (as defined below), whether now owned or hereafter acquired, together with all products and proceeds therefrom including without limitation proceeds of insurance policies insuring any Collateral against loss by theft (casualty or otherwise). Collateral shall also include any substitutions for, accessions and modifications to and other additions and replacements for accountings, reports, appears and documents relating to any of the Collateral, including all computer records, data programs, software, disks, etc., relating to or arising out of or used in connection with any of the Collateral.

     (b) [Select either box (1) or (2) for definition of "Equipment". If neither box is checked, the term "Equipment" shall be defined as set forth in
(1)]:

     /X/ (1) The term "Equipment" shall have the meaning specified in the Uniform Commercial Code and shall also include without limitation any and all equipment, (as defined in the Uniform Commercial Code), machinery, computers, furniture, furnishings, tools, supplies, motor vehicles, rolling stock, aircraft, farm products (as defined in the Uniform Commercial Code), parts, manuals, instructional materials and warranties, whether now owned or hereafter acquired or created and wherever located, and including without limitation the following identified items.



"Equipment" shall also include all General Intangibles related to or arising from the ownership, operation, installation, servicing or use of any of the foregoing.

     / / (2) The term "Equipment" shall include the following identified items, together with all parts, manuals, instructional materials and warranties related thereto:

           ADDITIONAL TERMS SCHEDULE TO COMMERCIAL CREDIT
                       AND SECURITY AGREEMENT


FINANCIAL COVENANTS. Through the course of the Loan, and until it is fully paid, Borrower agrees to maintain the following:

     A. DEBT TO WORTH. Ratio of total liabilities to net worth at a level not to exceed 1.75:1.00.

     B. DEBT SERVICE COVERAGE RATIO. "Debt Service Coverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (a) EBITDA for the fiscal period consisting of that fiscal quarter and the three immediately prior fiscal quarters to (b) to the sum of (i) Interest Expense for such fiscal

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quarter and the three previous quarters plus (ii) the scheduled long term debt reductions for the four fiscal quarters ending with the current period quarter.

                             EBITDA
                 ------------------------------    1.00:1:00
                 Int. Exp. + Current Maturities

     C. EBITDA. "EBITDA" means, for any period, for the Borrower, determined in accordance with GAAP, the sum of (a) the net income ( or net loss) PLUS (b) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), PLUS (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); PROVIDED, HOWEVER, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

     D. CROSS-COLLATERALIZATION. BORROWER agrees that all security agreements and security interests which First Security has acquired in relation to certain loans dated 10/24/96 represented by an Accounts Revolving Note, Inventory Revolving Note, and Commercial Credit and Security Agreement dated of even date, shall also have applicability and shall serve as collateral for the payment and performance of this Loan represented by the Note and this Agreement, and all the provisions contained in the earlier Credit Agreement as amended with regards to the collateral securing the earlier Loan shall also apply to this Loan.

     A. PREPAYMENT FEE. For purposes of the Note, "prepayment" shall mean any instance in which the principal debt evidenced hereby is fully or partially satisfied in any manner, whether voluntarily or involuntarily (excluding scheduled payments required hereunder), prior to the maturity date or any extension thereof. If prepayment occurs, the following payment shall also be required (as liquidated damages for loss of a bargain and not as a penalty):

      (a) Four percent (4%) of the amount prepaid during the first year of the Note.
      (b) Three percent (3%) of the amount prepaid during the second year of the Note.
      (c) Two percent (2%) of the amount prepaid during the third year of the Note.
      (d) One percent (1%) of the amount prepaid during the fourth year of the Note, and thereafter.

These prepayment fees shall be due and payable upon prepayment. Prepayment made during the last six (65) months of the Note may be made without a prepayment fee being required. The term "year" as used herein means each succeeding twelve (12) month period from the date of the Note.

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Prepayment shall be first applied to attorneys' fees and other expenses incurred by the holder of the Note, as provided in this Agreement, second to accrued interest on the unpaid principal amount of the Note to the date of prepayment, third to the prepayment charge required herein, and then to the unpaid principal amount of the Note. Any reduction in principal resulting from the prepayment shall not excuse or defer any scheduled payments under the Note when due.

[FIRST SECURITY BANK LOGO]                      Nonrevolving Promissory Note
                                                Loan No.:    00223791-9003

PRINCIPAL AMOUNT: $ 322,716.15                  Date: January 23, 1997

BORROWER:   GENTNER COMMUNICATIONS CORPORATION

ADDRESS:    1825 RESEARCH WAY, SALT LAKE CITY, UT 84119


For value received, the undersigned Borrower promises to pay to First Security Bank N.A. ("First Security"), or to its order, the total principal amount outstanding on this Nonrevolving Promissory Note ("Note") together wit interest as stated below, in lawful money of the United States of America.

INTEREST: Interest on the outstanding principal balance shall be calculated on the following basis until paid:

       Fixed Rate:  9.250 per cent per annum until paid in full.

The actual interest to be charged under this Note shall be calculated daily on the outstanding balance on a 360-day year. Should the rate of interest as calculated, exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest lawfully allowed. The principal amount outstanding on which the interest rate shall be charged shall be determined from First Security's records, which shall at all times be conclusive.

PAYMENT SCHEDULE: This Note shall be paid in equal installments of principal and interest in the amount of $8,087.69 each, beginning on February 23, 1997 and continuing on the 17th day of each month thereafter until January 23, 2001 when the entire balance of outstanding principal and accrued but unpaid interest shall be due and payable, If the interest rate selected above is a Variable Rate, First Security shall have the right, in its sole discretion, to recalculate at any time the amortized payment to reflect any change in the interest rate. The changed amortized payment shall be effective on the first payment date after written notice is given to Borrower of such recalculation. Payments shall be made at First Security's Commercial Loan Accounting Center at P.O. Box 7666, Boise, Idaho 83707-1666, or at such other place as the holder or assignee of this Note may designate. Payments will be applied first to accrue interest with the remainder (if any) applied to principal.


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ADVANCES:  Borrower agrees that any and all advances made hereunder shall be for Borrower's benefit whether or not said advances are deposited to Borrower's account, and that persons other than the undersigned Borrower may have authority to draw against such account. Advances may be made hereunder at the oral or written request of Russ Gentner or David L. Harmon who is (are) hereby authorized to request advances until written notice of revocation of this authority is received by First Security from Borrower. Advances shall be made to Borrower or for the account of Borrower unless Borrower directs otherwise in writing.

If Borrower fails to make any scheduled payment on this Note when due, or otherwise defaults in any other obligations imposed by this Note [deleted text], any document securing this Note, or any other document executed in connection with this Note, First Security, at its option, may declare immediately due and payable all amounts then outstanding on this Note. [deleted text] Borrower shall pay all costs and expenses incurred by First Security or by any other holder of this Note incurred in connection with any failure to pay or other default of Borrower, including[*] attorneys, fees, collection costs, costs incurred to protect any collateral, court costs and costs on appeal, including, without limitation, all such fees and[*] costs incurred before the commencement of a proceeding to collect this Note, during any such proceeding, during any bankruptcy or insolvency proceeding, and during any appeal.

[*]Reasonable

If First Security has not received the full amount of an payment by the end of fifteen (15) calendar days after the date due, including the balance due at maturity, Borrower will pay a late charge to First Security in the amount of five percent (5%) of the overdue payment of principal and interest or $1000.00, whichever is less. Borrower hereby agrees to pay the late charge promptly, but only once on each late payment. In addition to any late charges that may be assessed as herein provided, the outstanding balance of this Note after a default in payment of principal and/or interest or any part thereof, including but not limited to a default in making the final payment due at maturity, [deleted text] any document securing this Note, or any other document executed in connection with this Note, shall accrue interest from the date of the default at the rate equal to four (4) percentage points per annum in excess of the interest rate charged if this Note were not in default. If First Security shall waive in writing or permit a cure of such default, the interest rate shall revert to the non-default rate from and after such waiver or completion of such cure.

This Note is secured by A Commercial Credit and Security Agreement of even date of such herewith, covering the property described or referenced therein.

This Note is to be construed under the laws of the State of Utah.

The makers, sureties, guarantors, and endorsers of this Note jointly and

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severally waive presentment for payment, notice of protest, notice of protest, and notice of nonpayment of this Note, and consent that this Note or any payment due under this Note may be extended or renewed without prior demand or notice, and further consent to the release of any collateral or part thereof or any surety or guarantor, with or without substitution.

For all terms hereunder and as dictated by the actual signatory or signatories hereto, references to the singular shall include the plural and references to the male gender shall include the female gender as well as the neuter. In particular, "Borrower" shall include "Borrowers" if the undersigned is more than one party or entity. In the event that there are multiple signatories, all obligations hereunder are joint and several.


BORROWER:

GENTNER COMMUNICATIONS CORPORATION


/s/  DAVID L. HARMON, VICE PRESIDENT
------------------------------------